Exhibit 10.2

EMPLOYMENT AGREEMENT FOR WILLIAM GROSSMAN

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between enGene USA, Inc., its successors and assigns (the “Company”) and William Grossman (the “Executive”) as of June 15, 2026.

WHEREAS, the Company desires to retain the Executive to serve in a part-time capacity as the Company’s Chief Medical Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.
Employment.
(a)
Term. The term of this Agreement shall begin on June 15, 2026 (the “Effective Date”) and shall continue until the termination of the Executive’s employment. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Executive’s employment during the Term shall be as an “at-will” employee; the Executive may resign from employment at any time, and the Company may terminate the Executive’s employment at any time, for any reason or no reason. The Term shall automatically terminate on June 13, 2027, if not terminated earlier.
(b)
Duties. During the Term, the Executive shall serve as the interim Chief Medical Officer, with such duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO that are consistent with and within the scope of Executive’s position.
(c)
Hours. As a part-time employee, the Executive shall devote up to fifteen (15) hours per week providing services to the Company during the Term.
(d)
Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 6 below.
(e)
Principal Place of Employment. The Executive’s principal place of employment will be his home office in Arizona (“Principal Place of Employment”). The Executive’s employment and all services hereunder shall be provided in the United States and the Executive shall not be required to work in Canada during the Term of this Agreement. Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2.
Compensation.
(a)
Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the monthly rate of $25,000, in accordance with the Company’s normal payroll practices.
(b)
Equity Compensation. The Executive shall be eligible to participate in the enGene Holdings Inc. 2023 Incentive Equity Plan (the “Equity Plan”), as determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Parent Board”) of enGene Therapeutics Inc. (“Parent”). In connection with the Executive’s appointment as interim Chief Medical Officer, subject to the approval of the Compensation Committee or Board, the Executive shall be eligible to receive a grant of an option to acquire 200,000 common shares of the Parent at an exercise price equal to the fair market value of such common shares on the date of the grant, vesting in approximately equal amounts on the 12th day of each month for 12 consecutive months immediately following the Effective Date provided that the Executive remains in the role of interim Chief Medical Officer on the date of each such vesting and on the terms and subject to the conditions set forth in the Equity Plan.
3.
Employee Benefits. As a part-time employee, the Executive understands and agrees that he shall not be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs. He further understands and agrees that he shall not be eligible for paid time off under the Company’s policies.
4.
Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting to Executive’s Principal Place of Employment) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
5.
Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer of the Company and its parent(s), subsidiaries, and affiliates, but shall not be required to resign from his role as a member of Parent Board.
6.
Restrictive Covenants.
(a)
Nonsolicitation of Company Personnel. The Executive agrees that during the Term and for one year following the termination of the Term (the “Restriction Period”), the Executive will not, either directly or through others, hire or attempt to hire any employee of the Company, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity; provided that the foregoing does not prohibit general solicitation or recruitment activities not directed at employees of the Company or soliciting, recruiting or hiring any person who responds thereto.
(b)
Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer of the Company for the purpose of providing such customer with services or products competitive with those offered by the Company during the Executive’s employment with the Company.

(c)
Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 6 below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. For purposes of this Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or an affiliate is a party or a beneficiary; or (iii) any duty owed to the Company or an affiliate by the Executive or by any third party. It shall also not include any information that was known to Executive prior to Executive’s employment with the Company and which was communicated to the Company in writing; provided, however, that if the Executive shall desire or seek to disclose, use, lecture upon, or publish any Proprietary Information, the Executive shall bear the burden of proving that any such information shall have become publicly available without any such breach.
(d)
Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(e)
Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all related information which relates to the Company’s or its affiliates’ actual business, research and development of existing or future products or services and which are actually being developed or made by the Executive while employed by the Company, on Company time and using Company resources (“Work Product”) belong to the Company. The Executive will perform all actions reasonably requested by the Parent Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, limited powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.
(f)
Return of Company Property. Within a reasonable time after termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an affiliate that are in the Executive’s possession or under the Executive’s control or to which the Executive may have access, except to the extent that such documents or property are to be utilized by the Executive in any continuing role as a member of the Parent Board. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary information, or Work Product.
7.
Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 6 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to seek to enforce Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 6. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 6 are unreasonable or otherwise unenforceable.
8.
Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Section 6 and 7) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
9.
No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
10.
Tax Equalization. The Company will reimburse the Executive for all reasonable and necessary costs incurred in connection with any cross-border tax filings that may be required, as well as the cost of joining the NEXUS program and any other visa or related issues with respect to the Executive’s employment with the Company. To the extent the Executive is subject to additional taxes in respect of services performed in Canada (whenever such services were performed on the Company’s behalf), the Company will reimburse the Executive for such additional taxes with an appropriate gross up calculation such that the Executive pays no more income taxes in respect of compensation from the Company then the Executive would have paid had the services solely been performed in the United States. Without limiting any of the foregoing provisions of this Section 10, the Company hereby agrees to fully indemnify the Executive against:

(i) any and all tax liability that the Executive incurs in Canada arising with respect to any services that Executive performs in Canada for and on behalf of the Company, Parent or any of their respective subsidiaries, (ii) any and all tax liability that Executive incurs in the United States by virtue of Parent or any of its subsidiaries being a Passive Foreign Investment Company and that Executive would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States, and (iii) any other tax liability or penalties that Executive incurs in the United States or Canada by virtue of the Parent or any of its subsidiaries being a Canadian corporation and that Executive would not have incurred if each of Parent and its subsidiaries were a corporation incorporated and existing under the laws of a State in the United States.
11.
Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when emailed, hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

99 High Street, 26th Floor

Boston, MA 02110

Attn: Legal Department

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.
Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
13.
Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
14.
Binding Arbitration and Waiver of Right to Participate in Class Actions. Except for disputes relating to, or arising out of, the Executive’s obligations set forth in Section 6, including the Company’s right to independently seek and obtain injunctive relief in state or federal courts, the parties agree to arbitrate any and all claims, disputes or controversies relating to, or arising out of, or concerning, this Agreement and/or the Executive’s employment with the Company, including termination of the Executive’s employment. If either party initiates arbitration, the initiating party must notify the other party in writing via U.S. mail, or hand delivery within the applicable statute of limitations period under Massachusetts law. The parties’ agreement to arbitrate employment-related claims is intended to include, but is not limited to, claims concerning compensation, benefits or other terms and conditions of employment, or any other claims whether arising by statute or otherwise including, but not limited to, employment claims of wrongful discharge, discrimination, harassment or retaliation under federal, state or local laws including, without limitation, Commonwealth of Massachusetts; Title VII of the Civil Rights Act as amended, the Equal Pay Act, the Americans With Disabilities Act (as amended), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act; the Patient Protection and Affordable Care Act, and claims arising under the Fair Labor Standards Acts, or any other national, federal, state or local employment or discrimination laws, rules or regulations. The Executive’s agreement to arbitrate also includes claims for breach of contract, violation of internal procedure or policy, wrongful termination in violation of public policy, wrongful discharge or termination, tort claims including negligence, defamation, loss of reputation, interference with contractual relations or prospective economic advantage, retaliation, and negligent or intentional infliction of emotional distress. The Executive agrees that all such claims will be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association (“AAA”) located within thirty miles of the Executive’s Principal Place of Employment, pursuant to the AAA then-current Employment Arbitration Rules and Mediation Procedures. A copy of those rules is available online at www.adr.org/aaa. The Company as the employer will bear the administrative costs and arbitrator fees, and the arbitrator in such action may award whatever remedies would be available to the parties in a court of law. The purpose of this provision is to require binding arbitration of such disputes, claims or controversies that are or may be arbitrable, and the inclusion of any claim in this provision as to which a jury trial or civil action may not be waived will not taint or invalidate the remainder of this provision. To be clear, this agreement to arbitrate does not apply to any lawsuit to enforce this arbitration clause, or, as referenced above, to seek relief as set forth in Section 6 of this Agreement. Those lawsuits will be commenced in the state or federal courts sitting in the Commonwealth of Massachusetts and the Executive consents to the jurisdiction of the federal or state courts of Massachusetts.
15.
Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 6, will continue to apply in favor of the successor.
16.
Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Parent Board from time to time with respect to officers of the Company.
17.
Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its affiliates, the Executive shall be fully indemnified by the Company, and the Company shall pay the Executive’s related expenses (including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of) when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
18.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.
19.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
20.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Massachusetts without regard to rules governing conflicts of law.
21.
Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
22.
Acknowledgments. The Executive acknowledges that the Executive has the right to consult with counsel prior to signing this Agreement and has had a full and adequate opportunity to read, understand and discuss with the Executive’s advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENGENE USA, INC.

/s/ Ronald H.W. Cooper

Name: Ronald H.W. Cooper

Title: Chief Executive Officer

Date: 15-Jun-2026

EXECUTIVE

/s/ William Grossman

Name: William Grossman

Date: 15-Jun-2026